Hudson Pacific Properties, Inc. Announces Second Quarter 2014 Financial Results

Los Angeles, CA, August 5, 2014—Hudson Pacific Properties, Inc. (the “Company,” “we,” “us” or “our”) (NYSE: HPP) today announced financial results for the second quarter ended June 30, 2014.

Financial Results

Funds From Operations (FFO) (excluding specified items) for the three months ended June 30, 2014 totaled $19.8 million or $0.28 per diluted share, compared to FFO (excluding specified items) of $13.9 million, or $0.24 per share, a year ago. The specified items for the second quarter of 2014 consisted of costs associated with a one-year consulting arrangement with a former executive of $1.1 million, or $0.02 per diluted share, and an early lease termination payment from Fox Interactive Media, Inc. relating to our 625 Second Street property of $1.6 million (after the write-off of non-cash items), or $0.02 per diluted share. Specified items for the second quarter of 2013 consisted of expenses associated with the acquisition of the Pinnacle II building in Burbank, California of $0.5 million, or $0.01 per diluted share. FFO, including the specified items, totaled $20.2 million, or $0.29 per diluted share, for the three months ended June 30, 2014, compared to $13.4 million, or $0.23 per share, a year ago.

The Company reported net income attributable to common stockholders of $3.4 million, or $0.05 per diluted share, for the three months ended June 30, 2014 compared to net loss attributable to common stockholders of $6.2 million or $(0.11) per diluted share, for the three months ended June 30, 2013.

“Our second quarter was quite productive with the signing of several important long-term leases and the announcement of the disposition of a non-strategic asset that was completed subsequent to the end of the quarter,” said Mr. Victor J. Coleman, Chairman and Chief Executive Officer of Hudson Pacific Properties, Inc. “Leasing activity remained active with the completion of new and renewal leases totaling 266,724 square feet during the quarter. Highlights included a new long-term lease at our 1455 Market Street property in San Francisco to Rocket Fuel, Inc., encompassing 24,438 square feet of initial occupancy, and a must-take expansion for an additional 24,438 square feet, for a combined 48,876 square feet. Also at 1455 Market Street, UBER Technologies expanded its existing lease by an additional 130,434 square feet. With the execution of the Rocket Fuel and UBER deals, the office component of 1455 Market Street is effectively fully leased. Other noteworthy leases in the quarter included a new seven-year, 45,739 square-foot lease at our 901 Market Street property in San Francisco with the fast-growing startup NerdWallet, Inc. and a seven-year, 24,646 square-foot lease with McGraw-Hill Global Education Holdings at our 83 King Street property in Seattle.”

Mr. Coleman continued, “Subsequent to the end of the quarter, we completed the disposition of our 112,300-square-foot Tierrasanta property located in San Diego, to IPG-Monro Capital Fund I, LP for $19.5 million in an all-cash transaction. Proceeds from the disposition were used toward the acquisition of our Merrill Place property pursuant to a like-kind reverse exchange under Internal Revenue Code Section 1031.”

Second Quarter Highlights

•	FFO (excluding specified items) of $19.8 million, or $0.28 per diluted share, compared to $13.9 million, or $0.24 per share, a year ago;

•	Completed new and renewal leases totaling 266,724 square feet;

•	Stabilized office portfolio leased rate of 94.6% at June 30, 2014;

•	Completed an agreement to sell the Company's 112,300 square-foot Tierrasanta property, for approximately $19.5 million (completed on July 16, 2014);

•	Declared and paid quarterly dividend of $0.125 per share; and

•	Declared and paid dividend of $0.52344 per share on 8.375% Series B Cumulative Preferred Stock.

Combined Operating Results For The Three Months Ended June 30, 2014

Total revenue from continuing operations during the quarter increased 31.1% to $62.1 million from $47.4 million for the same quarter a year ago. Total operating expenses from continuing operations increased 22.1% to $48.9 million from $40.1 million for the same quarter a year ago. As a result, income from operations increased 80.4% to $13.2 million for the second quarter of 2014, compared to income from operations of $7.3 million for the same quarter a year ago. The primary reasons for the increases in total revenue and total operating expenses are discussed below in connection with our segment operating results.

Interest expense during the second quarter increased 11.9% to $6.4 million, compared to interest expense of $5.8 million for the same quarter a year ago. At June 30, 2014, the Company had $852.5 million of notes payable, compared to $931.3 million as of December 31, 2013 and $637.1 million at June 30, 2013.

Segment Operating Results For The Three Months Ended June 30, 2014

Office Properties

Total revenue from continuing operations at the Company’s office properties increased 40.2% to $52.9 million from $37.7 million for the same quarter a year ago. The increase was primarily the result of a $10.6 million increase in rental revenue to $39.9 million, a $3.9 million increase in parking and other revenue to $7.0 million, and a $0.6 million increase in tenant recoveries to $6.0 million, largely resulting from the acquisition of the Pinnacle II building by our joint venture with MDP/Worthe on June 14, 2013, our acquisition of the Seattle portfolio on July 31, 2013, and our acquisition of the Merrill Place property on February 12, 2014.

Office property operating expenses from continuing operations increased 31.9% to $18.6 million from $14.1 million for the same quarter a year ago. The increase was primarily the result of the acquisitions of the office properties described above.

At June 30, 2014, the Company’s stabilized office portfolio was 94.6% leased. During the quarter, the Company executed 13 new and renewal leases totaling 266,724 square feet.

Media and Entertainment Properties

Total revenue at the Company’s media and entertainment properties decreased 4.4% to $9.2 million from $9.6 million for the same quarter a year ago. The decrease was primarily the result of a $0.9 million decrease in other property-related revenue to $2.8 million and a $0.1 million decrease in other revenue to $0.1 million, primarily resulting from lower production activity at the Sunset Gower media and entertainment property compared to the same quarter a year ago, partially offset by an increase in rental revenue of $0.5 million to $6.0 million primarily resulting from higher occupancy at the Sunset Bronson media and entertainment property compared to the same quarter a year ago.

Total media and entertainment operating expenses decreased 9.2% to $5.8 million from $6.4 million for the same quarter a year ago. The decrease was primarily the result of lower production activity at the Sunset Gower media and entertainment property compared to the same quarter a year ago.

As of June 30, 2014, the trailing 12-month occupancy for the Company’s media and entertainment portfolio decreased to 69.9% from 73.1% for the trailing 12-month period ended June 30, 2013.

Combined Operating Results For The Six Months Ended June 30, 2014

For the first six months of 2014, total revenue from continuing operations was $117.7 million, an increase of 24.2% from $94.8 million in the same period the prior year. Total operating expenses from continuing operations were $93.3 million, compared to $82.4 million in the same period a year ago. As a result, income from operations increased 97.2% to $24.4 million for the first six months of 2014, compared to income from operations of $12.4 million for the same period a year ago. Revenues for the first six months of 2014 include an early lease termination from Fox Interactive Media, Inc. relating to the Company's 625 Second Street property of $1.6 million (after the write-off of non-cash items), compared to an early lease termination payment from Bank of America relating to the Company’s 1455 Market Street property of $1.1 million (after the write-off of non-cash items) in the first six months of 2013. Operating expenses for the first six months of 2013 include a property tax reimbursement resulting from the reassessment of the Sunset Gower media and entertainment property of $0.8 million, with no comparable activity for the first six months of 2014. The Company had approximately $5.4 million of impairment loss for the first six months of 2013 associated with the disposition of our City Plaza property, with no comparable activity for the first six months of 2014. The Company had $0.1 million of acquisition-related expense during the first six months of 2014, compared to $0.5 million of acquisition-related expense during the first six months of 2013. Interest expense during the first six months of 2014 increased 14.2% to $13.0 million from $11.4 million in the same period of 2013. At June 30, 2014, the Company had $852.5 million of notes payable, compared to $637.1 million at June 30, 2013.

Balance Sheet

At June 30, 2014, the Company had total assets of $2.2 billion, including unrestricted cash and cash equivalents of $32.8 million. At June 30, 2014, the Company had $250.0 million of total capacity under its unsecured revolving credit facility, of which $80.0 million had been drawn.

Tierrasanta Disposition

On April 23, 2014, the Company entered into an agreement to sell its Tierrasanta property for $19.5 million (before certain credits, prorations, and closing costs). The transaction closed on July 16, 2014. Proceeds from the disposition were used toward the acquisition of the Merrill Place property in Seattle, Washington pursuant to a like-kind reverse exchange under Internal Revenue Code Section 1031. Tierrasanta is a 112,300 rentable square-foot office building located in San Diego, California, that was acquired by the Company in connection with its June 29, 2010 initial public offering.

Dividend

The Company’s Board of Directors declared a dividend on its common stock of $0.125 per share and on its 8.375% Series B Cumulative Preferred Stock of $0.52344 per share for the second quarter of 2014. Both dividends were paid on June 30, 2014 to stockholders of record on June 20, 2014.

2014 Outlook

The Company is increasing its full-year 2014 FFO guidance from a range of $1.08 to $1.12 per diluted share (excluding specified items) to a revised range of $1.12 to $1.16 per diluted share (excluding specified items). The guidance reflects the Company’s FFO for the second quarter ended June 30, 2014 of $0.28 per diluted share (excluding specified items). This guidance also reflects the disposition of the Company's Tierrasanta property in San Diego on July 16, 2014 and all other acquisitions, dispositions, financings and leasing activity referenced in this press release or previous announcements. The costs associated with the one-year consulting arrangement with Howard Stern have been excluded from the guidance estimate as non-recurring costs. As is always the case, the Company’s guidance does not reflect or attempt to anticipate any impact to FFO from speculative acquisitions. The full-year 2014 FFO estimate reflects management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of events referenced in this release, but otherwise exclude any impact from future unannounced or speculative acquisitions, dispositions, debt financings or repayments, recapitalizations, capital market activity, or similar matters.

Supplemental Information

Supplemental financial information regarding the Company’s second quarter 2014 results may be found in the Investor Relations section of the Company’s Web site at www.hudsonpacificproperties.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Conference Call

The Company will conduct a conference call to discuss the results at 1:30 p.m. PT / 4:30 p.m. ET on August 5, 2014. To participate in the event by telephone, please dial (877) 407-0784 five to 10 minutes prior to the start time (to allow time for registration). International callers should dial (201) 689-8560. The call will also be broadcast live over the Internet and can be accessed on the Investor Relations section of the Company’s Web site at www.hudsonpacificproperties.com. A replay of the call will also be available for 90 days on the Company’s Web site. For those unable to participate during the live broadcast, a replay will be available beginning August 5, at 4:30 p.m. PT / 7:30 p.m. ET, through August 15, at 8:59 p.m. PT / 11:59 p.m. ET. To access the replay, dial (877) 870-5176 and use passcode 13586252. International callers should dial (858) 384-5517 and enter the same conference ID number.

Use of Non-GAAP Information

The Company calculates funds from operations before non-controlling interest (FFO) in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT). FFO represents net income (loss), computed in accordance with accounting principles generally accepted in the United States of America (GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate depreciation and amortization (excluding amortization of above/below market lease intangible assets and liabilities and amortization of deferred financing costs and debt discounts/premium) and after adjustments for unconsolidated partnerships and joint ventures. The Company uses FFO as a supplemental performance measure because, in excluding real estate depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. The Company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that results from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact the Company’s results from operations, the utility of FFO as a measure of our performance is limited. Other equity REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance. FFO should not be used as a measure of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs, including the Company’s ability to pay dividends. FFO should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

About Hudson Pacific Properties

Hudson Pacific Properties, Inc. is a full-service, vertically integrated real estate company focused on owning, operating and acquiring high-quality office properties and state-of-the-art media and entertainment properties in select growth markets primarily in the Pacific Northwest and Northern and Southern California. The Company’s strategic investment program targets high barrier-to-entry, in-fill locations with favorable, long-term supply-demand characteristics in select target markets, including Los Angeles, Orange County, San Diego, San Francisco and Seattle. The Company’s portfolio currently consists of approximately 6.3 million square feet, not including undeveloped land that the Company believes can support an additional 1.9 million square feet. The Company has elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. Hudson Pacific Properties is a component of the Russell 2000® and the Russell 3000® indices.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission on March 3, 2014, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission.

Investor Contact:

Hudson Pacific Properties, Inc.
Mark Lammas
Chief Financial Officer
(310) 445-5700

or

Investor / Media Contact:

Addo Communications, Inc.
Lasse Glassen
(310) 829-5400
lasseg@addocommunications.com

(FINANCIAL TABLES FOLLOW)

Hudson Pacific Properties, Inc. Consolidated Balance Sheets (In thousands, except share data)

	June 30, 2014	December 31, 2013
ASSETS	(Unaudited)	(Audited)
REAL ESTATE ASSETS
Land	$622,880	$578,787
Building and improvements	1,299,038	1,250,752
Tenant improvements	103,623	107,628
Furniture and fixtures	14,694	14,396
Property under development	87,116	70,128
Total real estate held for investment	2,127,351	2,021,691
Accumulated depreciation and amortization	(122,030)	(114,866)
Investment in real estate, net	2,005,321	1,906,825
Cash and cash equivalents	32,797	30,356
Restricted cash	17,682	16,750
Accounts receivable, net	8,986	8,909
Straight-line rent receivables	28,585	21,538
Deferred leasing costs and lease intangibles, net	107,919	111,398
Deferred finance costs, net	7,406	8,582
Interest rate contracts	14	192
Goodwill	8,754	8,754
Prepaid expenses and other assets	5,016	5,170
Assets associated with real estate held for sale	12,503	12,801
TOTAL ASSETS	$2,234,983	$2,131,275

LIABILITIES AND EQUITY
Notes payable	$852,524	$931,308
Accounts payable and accrued liabilities	20,294	27,490
Below-market leases, net	44,806	45,439
Security deposits	5,803	5,941
Prepaid rent	12,187	7,623
Interest rate contracts	1,370	—
Obligations associated with real estate held for sale	113	133
TOTAL LIABILITIES	937,097	1,017,934

6.25% series A cumulative redeemable preferred units of the Operating Partnership	10,177	10,475

EQUITY
Hudson Pacific Properties, Inc. stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 authorized; 8.375% series B cumulative redeemable preferred stock, $25.00 liquidation preference, 5,800,000 shares outstanding at June 30, 2014 and December 31, 2013, respectively	145,000	145,000
Common stock, $0.01 par value, 490,000,000 authorized, 66,794,216 shares and 57,230,199 shares outstanding at June 30, 2014 and December 31, 2013, respectively	668	572
Additional paid-in capital	1,087,395	903,984
Accumulated other comprehensive loss	(2,313)	(997)
Accumulated deficit	(40,350)	(45,113)
Total Hudson Pacific Properties, Inc. stockholders’ equity	1,190,400	1,003,446
Non-controlling interest—members in Consolidated Entities	44,048	45,683
Non-controlling common units in the Operating Partnership	53,261	53,737
TOTAL EQUITY	1,287,709	1,102,866
TOTAL LIABILITIES AND EQUITY	$2,234,983	$2,131,275

Hudson Pacific Properties, Inc.
Combined Statements of Operations
(Unaudited, in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues
Office
Rental	$39,905	$29,286	$75,915	$56,090
Tenant recoveries	5,988	5,348	11,559	11,097
Parking and other	7,013	3,108	11,492	7,046
Total office revenues	52,906	37,742	98,966	74,233

Media & entertainment
Rental	5,958	5,417	11,407	11,185
Tenant recoveries	384	323	704	741
Other property-related revenue	2,811	3,708	6,445	8,198
Other	70	200	203	436
Total media & entertainment revenues	9,223	9,648	18,759	20,560

Total revenues	62,129	47,390	117,725	94,793

Operating expenses
Office operating expenses	18,573	14,079	34,500	27,425
Media & entertainment operating expenses	5,838	6,429	11,843	11,997
General and administrative	6,579	5,186	12,355	10,175
Depreciation and amortization	17,944	14,382	34,612	32,813
Total operating expenses	48,934	40,076	93,310	82,410

Income from operations	13,195	7,314	24,415	12,383

Other expense (income)
Interest expense	6,445	5,762	12,969	11,354
Interest income	(11)	(90)	(20)	(240)
Acquisition-related expenses	—	509	105	509
Other expenses	12	9	13	54
	6,446	6,190	13,067	11,677
Income from continuing operations	6,749	1,124	11,348	706

(Loss) income from discontinued operations	(60)	883	(126)	1,618
Impairment loss from discontinued operations	—	(5,435)	—	(5,435)
Net loss from discontinued operations	(60)	(4,552)	(126)	(3,817)
Net income (loss)	$6,689	$(3,428)	$11,222	$(3,111)

Net income attributable to preferred stock and units	(3,195)	(3,231)	(6,395)	(6,462)
Net income attributable to restricted shares	(69)	(79)	(138)	(158)
Net loss attributable to non-controlling interest in Consolidated Entities	61	291	104	281
Net (income) loss attributable to common units in the Operating Partnership	(121)	263	(168)	394
Net income (loss) attributable to Hudson Pacific Properties, Inc. common stockholders	$3,365	$(6,184)	$4,625	$(9,056)
Basic and diluted per share amounts:
Net income (loss) from continuing operations attributable to common stockholders	$0.05	$(0.03)	$0.07	$(0.10)
Net loss from discontinued operations	—	(0.08)	—	(0.07)
Net income (loss) attributable to common stockholders’ per share—basic and diluted	$0.05	$(0.11)	$0.07	$(0.17)
Weighted average shares of common stock outstanding—basic and diluted	66,485,639	56,075,747	65,063,596	54,140,594
Dividends declared per share of common stock	$0.125	$0.125	$0.250	$0.250

Hudson Pacific Properties, Inc.
Funds From Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Reconciliation of net loss to Funds From Operations (FFO):
Net income (loss)	$6,689	$(3,428)	$11,222	$(3,111)
Adjustments:
Depreciation and amortization of real estate assets	17,835	14,382	34,503	32,813
Depreciation and amortization—discontinued operations	—	315	—	789
Impairment loss	—	5,435	—	5,435
FFO attributable to non-controlling interest in Consolidated Entities	(1,080)	(93)	(2,171)	(128)
Net income attributable to preferred stock and units	(3,195)	(3,231)	(6,395)	(6,462)
FFO to common stockholders and unit holders	$20,249	$13,380	$37,159	$29,336
Specified items impacting FFO:
Acquisition-related expenses	—	509	105	509
One-time consulting fee	1,111	—	1,946	—
Supplemental property tax savings	—	—	—	(797)
One-time lease termination revenue	(1,687)	—	(1,687)	(1,082)
One-time lease termination non-cash write-off	77	—	77	—
FFO (excluding specified items) to common stockholders and unit holders	$19,750	$13,889	$37,600	$27,966

Weighted average common stock/units outstanding— diluted	69,422	59,091	67,998	57,155
FFO per common stock/unit—diluted	$0.29	$0.23	$0.55	$0.51
FFO (excluding specified items) per common stock/unit—diluted	$0.28	$0.24	$0.55	$0.49